Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on November 18, 2021, effective as of January 1, 2022 (the “Effective Date”), by and between MP Materials Corp., a Delaware corporation (the “Company” and, together with any of its direct or indirect subsidiaries, the “Company Group”), and Michael Rosenthal (“Executive”):

RECITALS

The Company employed Executive as its Chief Operating Officer pursuant to the terms and conditions of that certain employment agreement by and between MP Mine Operations LLC and Executive, dated as of July 1, 2020 (the “Current Agreement”).

The Company wishes to continue to engage Executive as its Chief Operating Officer, pursuant to the terms and conditions of this Agreement and Executive desires to be so engaged. The parties wish to replace and supersede the Current Agreement in all respects with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1.

EMPLOYMENT AND TERM

Section 1.1 Employment. The Company agrees to continue to engage Executive in the capacity as Chief Operating Officer of the Company and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.

Section 1.2 Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated as provided in Article 6 hereof (the “Term”).

ARTICLE 2.

DUTIES OF EXECUTIVE

Section 2.1 Duties. As Chief Operating Officer, Executive shall perform all the duties and obligations generally associated with the position of Chief Operating Officer subject to the control and supervision of the Chief Executive Officer, and such other executive duties consistent with the foregoing as may be reasonably and lawfully assigned to him from time to time by the Company. The Executive shall report solely and directly to the Chief Executive Officer. Executive shall perform the services contemplated herein in the best interests of the Company. Executive shall at all times perform such services in good faith compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive shall, at all times during the Term, in all material respects endeavor to adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

Section 2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s principal operating locations (subject to any COVID-19 or other variants or other health and safety related restrictions or protocols), or at such other location or locations and/or remotely as Executive and the Chief Executive Officer shall agree upon. Executive understands he will be required to travel to the Company’s various operations as part of his employment.

Section 2.3 Exclusive Service. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes materially with the proper and efficient performance of Executive’s duties for the Company or for any other member of the Company Group, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of any non-competing for-profit business and/or any charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing Executive’s personal investments and affairs, (iv) engaging in and providing services to other business ventures and (v) being a partner, member, employee or consultant of QVT Financial LP or affiliates (“QVT”), an investment advisory firm, including, without limitation, providing investment analysis and advice to QVT and its affiliates; provided, however, that the activities set out in clauses (i), (ii), (iii), (iv) and (v) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

ARTICLE 3.

COMPENSATION

Section 3.1 Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary at the rate of Four Hundred Twenty Five Thousand Dollars ($425,000) per year during each year in the Term, subject to increase at the discretion of the Compensation Committee of the Board (the “Committee”), payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).

Section 3.2 Annual and Other Bonuses. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement up to not less than 200% of Executive’s base salary, with a target bonus of not less than 100% of Executive’s base salary (such target bonus, as may be increased from time to time, the “Target Bonus”), determined under the Company’s short-term cash incentive program (the “Bonus Plan”), provided that such percentages are subject to increase at the discretion of the Committee. Any such bonus shall be based on performance criteria developed by the Committee under the Bonus Plan in effect at the time. Any such bonus shall be subject to (i) except as provided herein, the Executive being employed by the Company on the last day of the Company’s fiscal year or such later date as the Bonus Plan shall specify; and (ii) the Company’s Incentive Compensation Clawback Policy attached as Appendix A hereto (or any successor policy). Any such bonus earned by Executive shall be paid no less than annually as soon as practicable (but in no event later than March 15th) after the conclusion of the Company’s fiscal year, except for any portion of the bonus which is paid in the Company’s discretion in restricted stock units or other equity award. Bonuses relative to partial years shall be prorated. Executive may also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Board or the Committee; it being understood that there is no entitlement thereto hereunder. Any bonuses paid hereunder shall be paid, in the Company’s discretion, in cash, restricted stock units and/or other equity awards; provided, however, that Executive’s allocation of cash, restricted stock units and other equity awards shall be the same as that of other senior executive officers for the year in question, except as may be provided under the Bonus Plan, and not less than the greater of $300,000 or 50% shall be paid to Executive in cash. In addition, Executive will receive an annual bonus with respect to 2021 in the discretion of the Committee after the conclusion of 2021 when bonuses are paid to other executive officers (but in no event later than March 15th).

Section 3.3 Equity Awards. The Company may provide Equity Awards to Executive pursuant to, and subject to the terms and conditions of, the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) (or the then current equity compensation plan of the Company, as applicable). The Committee shall set the amount and terms of such Equity Awards. For purposes of this Agreement, “Equity Awards” includes all awards of equity granted to Executive, including but not limited to, options, restricted stock units, restricted stock, performance shares, performance share units, and stock appreciation rights.

ARTICLE 4.

EXECUTIVE BENEFITS

Section 4.1 Vacation. Executive shall be entitled to vacation in accordance with the general policies of the Company applicable generally to other senior executives of the Company pursuant to the Company’s personnel policies from time to time, but not less than four (4) weeks of vacation each calendar year, without reduction in compensation.

Section 4.2 Benefits. Executive shall receive all other such benefits as the Company may offer to other senior executives of the Company generally under the Company personnel plans, practices, policies and programs in effect from time to time, such as health and disability insurance coverage, paid sick leave and fully eligible participation in deferred compensation plans. The Company shall provide Executive coverage for those benefit items made generally available to its senior level executive employees on the same terms provided to its other senior level executive employees. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved so long as such amendment, suspension or termination is not particularly targeted at Executive.

Section 4.3 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts while an officer of the Company. In addition, the Company shall cause Executive to be covered by the Company’s policies of directors and officers liability insurance in effect from time to time in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company, which coverage shall continue after the termination of this Agreement for such period as may be necessary to continue to cover Executive for his acts while an officer of the Company.

ARTICLE 5.

REIMBURSEMENT FOR EXPENSES

Section 5.1 Reimbursement for Expenses. Executive shall be reimbursed by the Company for all ordinary, necessary and reasonable expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall endeavor to keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company. No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

ARTICLE 6.

TERMINATION

Section 6.1 General. The Term, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to future employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

Section 6.2 Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

Section 6.3 Termination for Cause. Without limiting the generality of Section 6.5, the Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”).

6.3.1 Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner, other than due to his physical or mental infirmity, after having received thirty (30) days written notice specifying such failure to perform and a reasonable opportunity to perform.

6.3.2 Willful Breach. If Executive willfully commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof or commits a material willful breach of his fiduciary duty to the Company.

6.3.3 Wrongful Acts. If Executive is convicted of a felony (other than vehicular- related or a vicarious crime not based directly on Executive’s actions) or commits fraud, material misrepresentation, embezzlement or other acts of willful material misconduct against the Company (including violating any material rules or regulations of government authorities which would reasonably be expected to have a material adverse economic effect on the Company) that would make the continuance of his employment by the Company materially detrimental to the Company.

Section 6.4 Termination for Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a disability (“Disability”), such termination to be effective upon Executive’s receipt of written notice of such termination. Executive will be deemed to have a “Disability” when he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a substantially continuous period of not less than 180 days, or begins receiving income replacement benefits for a period of not less than six months under an accident and health plan of the Company or an affiliate by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months. If there should be a dispute between the Company and Executive as to Executive’s physical or mental Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives and the fees of which shall be paid by the Company. The certification of such a physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

Section 6.5 Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving thirty (30) days written notice of such termination to Executive.

Section 6.6 Termination by Executive with Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to the Company with good reason (“Good Reason”). For purposes of this Agreement and except as otherwise agreed to by the Executive in writing, “Good Reason” shall mean and be limited to: (i) a material breach of this Agreement by the Company (including without limitation the assignment to Executive of duties materially inconsistent with his status as Chief Operating Officer of the Company, or any material reduction in the authority, duties or responsibilities of Executive); or (ii) any relocation of his or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent); or (iii) the requirement that Executive report to anyone other than the Chief Executive Officer; or (iv) a reduction by the Company in Executive’s then base salary or Target Bonus, a material reduction in other benefits (except as such benefits may be changed or reduced for other senior executives), or the failure by the Company to pay Executive any material portion of his current compensation when due; or (v) following a Change in Control (as defined in the Company’s 2020 Plan) or a reorganization or restructuring of the Company, (A) the failure of the Company, the failure of any acquiring or successor company, or, if the acquiring or successor company is a subsidiary of another company, the failure of the highest-level parent of the acquiring or successor company, to enter into an agreement naming Executive as the Chief Operating Officer of the highest-level parent of the acquiring or successor company with duties materially consistent with Executive’s duties as Chief Operating Officer of the Company, as the case may be; or (B) a requirement that Executive, as Chief Operating Officer of the Company, the acquiring or successor company or highest-level parent of the acquiring or successor company, must report to an executive other than the Chief Executive Officer whose authority limits Executive’s authority, duty or responsibility. For the avoidance of doubt, each of the conditions described in clauses (i), (ii), (iii), (iv), and (v) of the preceding sentence is a separate and independent basis for termination by Executive for Good Reason. Notwithstanding the foregoing, except with respect to a termination by Executive, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company (including any acquiring and/or successor company) in writing of a condition constituting Good Reason within thirty (30) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (c) Executive resigns within thirty (30) days following the expiration of the Remedy Period.

Section 6.7 Effect of Termination.

6.7.1 Payment of Salary, Bonus and Expenses Upon Termination. Any termination under this Article 6 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Article 6. If Executive’s employment is terminated, all benefits provided to Executive by the Company hereunder shall thereupon cease, except as provided in this Section 6.7, and the Company shall pay or cause to be paid to Executive all accrued but unpaid base salary, any unreimbursed expenses (payable pursuant to the Company’s expense reimbursement policies), any accrued vested benefits under the Company’s benefit plans including equity-based incentives and vacation (payable or provided pursuant to the terms of such benefit plans), any compensation previously voluntarily deferred by Executive payable in accordance with the provisions of the applicable deferred compensation plan and in accordance with Executive’s election under such plan, and, except in the case of Termination for Cause, as additional severance and notwithstanding the provisions of Section 3.2 hereof, a prorated bonus for the year of termination. Such prorated bonus shall be determined and paid as follows: (a) First, the performance criteria shall be applied to the entire year of termination (with any subjective goals treated as satisfied at not less than target and no negative discretion otherwise applied) to determine the bonus that Executive would have received for the entire year if his employment had not terminated, (b) Second, the amount determined under clause (a) of this sentence shall be multiplied by a fraction, the numerator of which is the number of days in the year before the date of the termination of Executive’s employment and the denominator of which is three hundred sixty five (365), to determine the amount of the prorated bonus, and (c) Third, the prorated bonus shall be paid at the times and in the form specified when the Committee determined the achievement of performance under the Company’s bonus program for the year (provided, that, any equity-based component of the bonus shall be treated as fully vested), or, if no such time was then specified, as soon as practicable (but in no event later than March 15th) after the end of the year in which the termination of employment occurred. If at the Termination Date, Executive shall have satisfied all the requirements to earn an annual bonus relative to the calendar year immediately preceding or ending on the Termination Date but such bonus has not yet been paid, then except in the case of a Termination for Cause, such bonus shall be paid to Executive at the same time such bonus was otherwise scheduled to have been paid. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If Executive’s employment is terminated for “Cause,” or by the Executive without “Good Reason”, Executive shall not be entitled to receive any payments other than as specified in this Section 6.7.1. Termination by the Company for Cause shall be in addition to and without prejudice to any other right or remedy that the Company may be entitled to at law, in equity, or under this Agreement.

6.7.2 Termination Without Cause or Termination by Executive with Good Reason Other than in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates his employment with Good Reason (other than in connection with a Change in Control as contemplated by Section 6.7.4), the following shall apply:

(a)

Executive shall be entitled to receive an amount equal to one hundred percent (100%) times (i) Executive’s annual base salary (such multiple of such annual base salary, the “Base Severance Benefit”) in effect on the date of termination; plus (ii) the total dollar value of the target bonus, the “Bonus Amount”). The Base Severance Benefit and Bonus Amount shall be paid to Executive in a lump sum on the first payroll date following the release becoming effective and revocation rights thereon having lapsed, except as otherwise provided in Section 6.10.4 or Section 6.10.5 below, as applicable. In addition, Executive shall be entitled to receive any amounts payable under Section 6.7.1 above. The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following termination.

(b)

Executive shall also be entitled to receive health benefits coverage for Executive and his dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive and his dependents were covered immediately before his termination of employment or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives until the earliest of (i) eighteen (18) months; and (ii) the date Executive (and in the case of his dependents, the dependents) becomes covered or eligible for coverage under any other group health plan or group disability plan (as the case may be) not maintained by the Company Group; provided, however, that if such other group health plan excludes any preexisting condition that Executive or Executive’s dependents may have when coverage under this Section 6.7.2 shall continue (but not beyond the period described in clause (i) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. The Company shall pay any applicable premiums on such insurance coverage; provided, however, that if at any time the Company determines that its payment of such premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums, the Company will instead pay to Executive a fully taxable monthly cash payment in an amount such that, after payment by Executive of all taxes on such payment, Executive retains an amount equal to the premiums the Company would have paid for such month, with such monthly payment being made on the last day of each month for the remainder of the eighteen (18) month period. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.7.2, the obligations of the Company and its Subsidiaries under this Section 6.7.2 shall be conditioned upon Executive’s timely making such an election. Nothing contained herein shall prevent Executive or his dependents from securing continued coverage under COBRA at their own expense to the extent permitted by COBRA or otherwise applicable law. Any payment or reimbursement of benefits under this Section 6.7.2 that is taxable to Executive or his dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or his dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit. The benefits described in this Section 6.7.2(b) shall be referred to as the “Health and Disability Coverage Continuation”.

(c)	Notwithstanding anything contained in the 2020 Plan or any Equity Award agreement under the 2020 Plan to the contrary, the following provisions shall apply to the Executive’s Equity Awards:

(i)

With respect to any Equity Awards that are subject to vesting in the ordinary course based solely upon the provision of continued service (“Time Vested Awards”), all such Time Vested Awards that vest over the period of time following termination until the end of the following calendar year following the termination date shall vest in full as of the date of such termination. Notwithstanding the foregoing, the grant of 1,563,006 shares of restricted stock to Executive on November 17, 2020 shall vest in full as of the date of such termination.

(ii)

With respect to any Equity Awards that are subject to vesting in the ordinary course based upon the achievement of performance conditions (and whether or not exists any service vesting condition) (“Performance Vested Awards”), such Performance Vested Awards will vest as of the date of such termination based on (A) actual achievement of performance conditions, with respect to any applicable performance period that has completed on or prior to the date of such termination, and (B) the actual achievement of performance conditions (which will be determined by the Compensation Committee upon completion of the performance period), with respect to any applicable performance period that has not been completed on or prior to the date of such termination, subject to proration based upon the number of whole days Executive has been employed during any applicable performance period.

6.7.3 Termination for Death or Disability. If Executive dies or the Company terminates Executive’s employment due to Disability, the following shall apply:

(a)	Executive (or his estate) shall be entitled to receive any amounts payable under Section 6.7.1 above.

(b)	Executive (and/or his eligible dependents) shall also be entitled to receive the Health and Disability Coverage Continuation.

(c)

Notwithstanding anything contained in the 2020 Plan or any Equity Award agreement under the 2020 Plan to the contrary, the following provisions shall apply to the Executive’s Equity Awards (the “Termination Equity Treatment”) and shall apply to Executive (or his estate):

(i)	All Time Vested Awards shall vest in full as of the date of such termination.

(ii)

Performance Vested Awards will vest as of the date of such termination based on (A) actual achievement of performance conditions, with respect to any applicable performance period that has completed on or prior to the date of such termination, and (B) the greater of actual or target achievement of performance conditions, with respect to any applicable performance period that has not been completed on or prior to the date of such termination.

6.7.4 Termination Without Cause or Termination by Executive with Good Reason Prior to, On or Within Twenty-Four (24) Months After a Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates his employment with Good Reason within ninety (90) days prior to, on or within twenty-four (24) months after a Change in Control, the following shall apply:

(a)	Executive shall be entitled to receive any amounts payable under Section 6.7.1 above.

(b)	The Company shall pay to Executive in lieu of the Base Severance Benefit and the Bonus Amount, in a lump sum on the first payroll date following the release becoming effective (and revocation rights thereon having lapsed), except as otherwise provided in Section 6.10.4 or Section 6.10.5 below, as applicable, an amount equal to two hundred percent (200%) of the sum of Executive’s annual base salary in effect on the date of termination and the Target Bonus for the year of termination.

(c)	Executive shall be entitled to receive the Health and Disability Coverage Continuation.

(d)	Executive shall be entitled to the Termination Equity Treatment.

6.7.5 I.R.C. Section 409A.

(a)

The compensation arrangements under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and will be interpreted in a manner intended to comply with, or be exempt from, Code Section 409A. If any payment of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A (a “409A Tax”), the Company and Executive shall cooperate in good faith to modify this Agreement to the extent possible, in a manner, that does not cause such 409A Tax while endeavoring to maintain the economic benefits hereunder; provided, however, neither the Company, nor its respective officers, employees and/or representatives, shall have any liability to the Executive with respect to any such determination, or any such taxes, interest or penalties, or liability for any other alleged damages related thereto.

(b)

In the event that any compensation with respect to Executive’s separation from service is “deferred compensation” within the meaning of Code Section 409A, the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Code Section 409A. Such delay shall last six months from the date of Executive’s separation from service, except in the event of Executive’s death. Within thirty (30) days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 6.7.5. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Payments of compensation or benefits on Executive’s termination of employment (other than accrued salary and other accrued amounts that must be paid under applicable law, and “welfare benefits” specified in Treasury Regulations Section 1.409A-1(a)(5)) shall be paid only if and when the termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h).

6.7.6 Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.3, the Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.3 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of the Company’s election to do so at any time during the Default Period. The Company’s exercise of its right to suspend the operation of this Agreement shall not preclude the Company from subsequently terminating Executive’s employment hereunder; provided nothing herein shall eliminate the Company’s obligation to provide required written notice, or prevent Executive from having the opportunity to cure any defect raised in such notice, to the extent applicable under the relevant subsection of Section 6.3. Executive shall not render services to any other person, firm or corporation in the mining business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.

Section 6.8 No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Termination Date (“Other Benefits”), which such Other Benefits shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article 6 of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its subsidiaries, unless otherwise specifically provided therein in a specific reference in or to this Agreement.

Section 6.9 Full Settlement. Except as expressly provided for herein, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

Section 6.10 Release. Notwithstanding anything contained herein to the contrary, it shall be a condition for Executive’s right to receive any severance benefits hereunder that he execute a general release in favor of the Company and its affiliates in the form as may be reasonably requested by the Company and agreed to by the Executive (provided, that, the Executive shall not be obligated to agree to additional matters beyond the release itself), which release shall not encompass the payments contemplated hereby or other individual compensatory agreements with the Company, rights as a stockholder of the Company, or rights to indemnification or coverage under directors’ and officers’ liability insurance or for unpaid compensation); provided, however that the requirement that Executive (or Executive’s estate) execute such a general release shall not apply in the event of a termination due to death under Section 6.4 (Termination for Death or Disability) hereof. The timing of payments under this Agreement upon the execution of the general release shall be governed by the following provisions:

6.10.1 The Company must deliver the release to Executive for execution no later than fourteen (14) days after Executive’s termination of employment. If the Company fails to deliver the release to Executive within such fourteen (14) day period, Executive will be deemed to have satisfied the release requirement and will receive payments conditioned on execution of the release as though Executive had executed the release and all revocation rights had lapsed at the end of such 14 day period.

6.10.2 Executive must execute the release within forty-five (45) days from its delivery to him.

6.10.3 If Executive has revocation rights, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the release.

6.10.4 In any case in which the release (and the expiration of any revocation rights) could only become effective in a particular tax year of Executive, payments that are subject to Code

Section 409A and are conditioned on execution of the release shall begin within twenty (20) days after the release becomes effective and revocation rights have lapsed.

6.10.5 In any case in which the release (and the expiration of any revocation rights) could become effective in one of two taxable years of Executive depending on when Executive executes the release, payments that are subject to Code Section 409A and are conditioned on execution of the release shall not begin before the first business day of the later of such tax years.

Section 6.11 Excise Tax Limitation.

6.11.1 Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to be paid or made payable to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or any of its Subsidiaries on a “change of control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) (A) the net amount of the Payments Executive would retain after payment of the Excise Tax and federal, state and local income taxes on the Payments would be less than (B) the net amount of the Payments Executive would retain, after payment of the Excise Tax and federal, state and local income taxes on the Payments, if the Payments were reduced to the extent necessary that no portion of the Payments would be subject to the Excise Tax (the “Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. If a reduction in the Payments is necessary so that the Payments do not exceed the Section 4999 Limit and none of the Payments constitute non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other agreement, plan or arrangement governing Executive’s rights and entitlements to any benefits or compensation. If any Payment constitutes non-qualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. For purposes of the calculations described above, it shall be assumed that Executive’s tax rate will be the maximum marginal federal and applicable state income tax rate on earned income (taking into account the deductibility of any state taxes for purposes of calculating any federal taxes).

6.11.2 All determinations required to be made under this Section 6.11 (each, a “Determination”) shall be made, at the Company’s expense, by the accounting firm which is the Company’s accounting firm prior to a “change of control” (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Executive before payment of Executive’s Severance Payment hereunder (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive (in either case provided that the Company or Executive believes in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect Executive’s right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Executive, subject to the application of Section 6.11.3.

6.11.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 6.11.1 (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (a) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (b) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of Executive’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 6.11.3, until the date of payment.

ARTICLE 7.

RESTRICTIVE COVENANTS

Section 7.1 General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Article 7. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Article 7 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 7.2 Confidential Information.

7.2.1 Executive acknowledges that, during the Term, Executive will have access to information about the Company Group and that Executive’s employment with the Company shall bring Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information; provided, that nothing in this Section 7.2 shall prevent Executive from disclosing Confidential Information as may be required by applicable law, rule or court order or governmental or regulatory investigation, or as otherwise reasonably appropriate pursuant to any legal process between Executive and any member of the Company Group.

For purposes of this Agreement:

“Confidential Information” means confidential, proprietary or trade secret information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the Term), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items (i) that have become publicly and widely known or are otherwise known within the industry of the Company Group through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved, (ii) that have been independently developed without the use of or reference to Confidential Information or (iii) if such item has been provided by a third party to Executive and is not known by Executive to be subject to any confidentiality restrictions.

7.2.2 Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, Executive is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company. Participant does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

Section 7.3 Assignment of Intellectual Property Rights. (a) Executive agrees that he will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term, whether or not during regular working hours, provided they arise out of Executive’s employment with the Company or are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is compensated by the Company, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(b) Executive agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 7.4 Non-Competition. During the Term and the Post-Termination Restricted Period, Executive shall not, anywhere within the Territory or for the benefit of a Competing Business’s operations or sales within the Territory, directly or indirectly, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of the Company): (a) provide services that are the same as or similar in function or purpose to the services Executive provided to the Company during the last twelve (12) months of employment or such shorter period of time as Executive has been employed (the “Look Back Period”); or (b) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information, in each case of (a) or (b) to a Competing Business. Notwithstanding the foregoing, Executive may at any time own, for investment purposes only, up to ten percent (10%) of the equity of (i) any publicly-held company whose equity is either listed on a national stock exchange or on the NASDAQ National Market System or (ii) any non-publicly-held company in a passive investment. Executive shall be permitted to provide services to a unit, division, or subsidiary of entity engaging in a Competing Business if such unit, division or subsidiary is not engaging in the Competing Business and Executive is not providing services to any unit, division or subsidiary engaging in the Competing Business. The Post-Termination Restriction Period shall not apply under this Section 7.4 if Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason.

For purposes of this Agreement:

“Competing Business” shall mean any person, firm, corporation, partnership or business that engages in any business, directly or indirectly (through a subsidiary or otherwise) which competes with the Company Group’s business activities related to rare earth mining and processing.

“Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Term for any reason and ending on the twelve (12) month anniversary of such date of termination.

“Territory” shall mean within a 180-mile radius of Mountain Pass, California or within 180-mile radius of any jurisdiction in which any member of the Company Group engages in material business, derives a material portion of its revenues or has demonstrable plans to commence material business activities in.

Section 7.5 Non-Interference. During the Term and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for Executive’s own account or for the account of any other Person, engage in Interfering Activities. For purposes of this Agreement:

“Business Relation” shall mean any current or prospective (based upon material demonstrable activities) client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.

“Interfering Activities” shall mean (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group in order to engage in a Competing Business, (B) hiring any individual who was employed by the Company Group within the 90 day period prior to the date of such hiring (but not including anyone whose employment was terminated (or constructively terminated) by the Company Group), or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group; provided, that engaging in a general solicitation not specifically targeted at the foregoing individuals or providing a personal reference shall not be Interfering Activities.

Section 7.6 Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) or destroy, at Executive’s sole option, any and all Confidential Information and all other documents, materials, information, and property otherwise belonging to the Company Group; provided, that Executive shall be entitled to retain his personal contacts, calendars, digital or physical rolodex, personal correspondence, information reasonably needed for Executive’s personal tax return preparation and/or any other personal property he may keep in his office. Executive may retain his mobile phone and number and any electronic equipment used by him at his residences.

Section 7.7 Independence; Severability; Blue Pencil. Each of the rights enumerated in this Article 7 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this

Article 7 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Article 7, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 7.8 Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Article 7 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Article 7. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Article 7 (so long as the Company Group takes steps to attempt to cause Executive to cease such violation once aware of it) and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

Section 7.9 Disclosure of Covenants. As long as it remains in effect, Executive will disclose the existence of the covenants contained in this Article 7 to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.

Section 7.10 Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with the Company or any other member of the Company Group (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the Company or any other applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms; provided, that, all Other Covenants in effect as of the date hereof shall be superseded by the covenants contained in this Agreement and be of no further force or effect.

ARTICLE 8.

ARBITRATION

Section 8.1 General. Except for a claim for injunctive relief under Section 7.8, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator who is a retired judge, in accordance with this Article 8 and the then most applicable rules of JAMS. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS and the costs thereof borne by the Company. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.

Section 8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of JAMS having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Section 8.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims related to the employment relationship set forth herein against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of JAMS and these procedures, the provisions of these procedures shall govern.

Section 8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration. Notwithstanding the foregoing, if Executive prevails on a material issue in any arbitration or in any enforcement or other court proceedings, Executive shall be entitled to reimbursement from the Company for all of Executive’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

Section 8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9.

MISCELLANEOUS

Section 9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

Section 9.2 Clawbacks. The payments to Executive pursuant to this Agreement or otherwise are subject to forfeiture or recovery or other action by the Company pursuant to the Company’s Incentive Compensation Clawback Policy attached as Appendix A hereto (or any successor incentive compensation clawback policy generally applicable to senior executive officers of the Company), or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Section 9.3 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, including the Current Agreement which is hereby terminated, and there are no other representations, understandings or agreements.

Section 9.4 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

Section 9.5 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

Section 9.6 Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

Section 9.7 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Except as provided in this Section 9.7, without the prior written consent of Executive, this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 9.8 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive other than to Executive’s estate or beneficiaries in the event amounts payable to Executive hereunder remain due after Executive’s death. Any purported assignment or transfer by Executive shall be void.

Section 9.9 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

Section 9.10 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

Section 9.11 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Michael Rosenthal At the address in the Company’s records

To the Company:	MP Materials, Corp. 6720 Via Austi Parkway Suite 450 Las Vegas, Nevada 89119 Attn: General Counsel Telephone: 702 844-6111

Section 9.12 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

Section 9.13 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

Section 9.14 Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

Section 9.15 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

Section 9.16 References to Sections of the Code. All references in this Agreement hereto to sections of the Code shall be to such sections and to any successor or substantially comparable sections of the Code or to any successor thereto.

Section 9.17 Effect of Delay. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 6.6, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE COMPANY	MP MATERIALS CORP.

	By:	/s/ James H. Litinsky
James H. Litinsky
Chairman of the Board and
Chief Executive Officer

EXECUTIVE

/s/ Michael Rosenthal
Michael Rosenthal

APPENDIX A

MP MATERIALS CORP.

INCENTIVE COMPENSATION CLAWBACK POLICY

1. Overview. MP Materials Corp. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets.

2. Compensation Committee. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall have full authority to interpret and enforce the Policy in accordance with its business judgment.

3. Covered Executives. The Policy applies to all current and former officers (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) of the Company and any other current and former employee of the Company and its subsidiaries designated by the Board or the Committee from time to time by notice to the employee (collectively, the “Covered Employees”).

4. Incentive Compensation. For purposes of the Policy, “incentive compensation” means annual performance bonuses and long-term incentive awards (in each case, including cash, stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other equity-based awards) paid, granted, vested, settled, or accrued.

5. Restatement of Financial Results; Calculation of Overpayment.

If the Committee determines, in its discretion, that incentive compensation of a Covered Employee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments for any reason (other than a change in accounting rules or policy or applicable law), the Committee will review the incentive compensation paid, granted, vested, settled or accrued based on the prior inaccurate results.

To the extent practicable, and as permitted by and consistent with applicable law, after the Committee has considered the costs and benefits of doing so, the Committee will determine, in its discretion, whether to seek to recover or cancel the difference, on a pre-tax basis, between (i) any incentive compensation paid, granted, vested, settled or accrued based on the belief that the Company or the segment had met or exceeded performance targets that would not have been met had the financial information been accurate, and (ii) the incentive compensation in which the Covered Employee would have been paid or awarded based on the accurate financial information or restated results, as applicable (an “Overpayment”). The Committee may only seek to recover or cancel an Overpayment if the restatement of the reported financial results shall have occurred within 36 months after the publication of the audited financial statements that have been restated.

In making the determination referred to in the preceding paragraph, the Committee shall take into account such factors as it deems appropriate.

6. Forms of Recovery. If the Committee determines to seek recovery for the Overpayment, the Company shall have the right to demand that the Covered Employee pay the Company for, or forfeit, any Overpayment paid or awarded as a result of a misstatement triggering a restatement of the reported financial results of the Company or any of its segments. The Committee may also determine to reduce,

Appendix A-1

cancel or cause the forfeiture of any incentive compensation otherwise due to recover the Overpayment, provided, that, any reduction, cancellation or forfeiture of any incentive compensation shall be in done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

To the extent the Covered Employee refuses to pay to the Company an amount equal to the Overpayment, the Company shall have the right to sue for repayment and/or enforce the Covered Employee’s obligation to make payment through the reduction or cancellation of outstanding and future incentive compensation. Without limiting the Company’s rights, to the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding equity-based awards with a value equivalent to the Overpayment, as determined by the Committee.

7. Committee Determination Final. Any determination by the Committee with respect to the Policy shall be final, conclusive and binding on all interested parties.

8. Effectiveness. This Policy shall apply to all incentive compensation paid or awarded on or after the adoption of this Policy.

9. Amendment. The Policy may be amended by the Committee from time to time, and any provision thereof may be waived by the Committee.

10. Non-Exclusivity. Nothing in the Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as required by the Company’s plans, awards and employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of Securities Exchange Act of 1934, as amended, or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).

Appendix A-2